EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-294198 on Form S-6 of our report dated April 30, 2026, relating to the Statements of Financial Condition, including the portfolios of investments, of Morgan Stanley Portfolios, Series 88, comprising Quality Dividend Strategy, Series 20 and Growth at a Reasonable Price Strategy, Series 16, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 30, 2026